Exhibit 10.01

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is entered into by and between Mary A. Dutra (“Ms. Dutra”) and MoneyGram International, Inc., a Delaware corporation, and its predecessors, successors, affiliates, subsidiaries and related companies (“MoneyGram”). This Agreement is effective as of the date it is duly executed by both parties.

A. MoneyGram employs Ms. Dutra in the position of Executive Vice President, Global Payment Processing and Settlement.

B. MoneyGram and Ms. Dutra have mutually agreed that Ms. Dutra’s employment with MoneyGram will terminate effective September 24, 2009 (the “Separation Date”).

C. Ms. Dutra is a participant in the Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier I) (the “Severance Plan”) and the MoneyGram International, Inc. Special Executive Severance Plan (Tier I) (the “Special Severance Plan”).

D. MoneyGram and Ms. Dutra have mutually agreed upon the following payments, benefits, and other terms and conditions under which they will end their employment relationship and resolve all actual and potential disputes between them.

Therefore, MoneyGram and Ms. Dutra agree as follows:

1. Termination of Employment. Ms. Dutra’s employment with MoneyGram shall terminate as of the Separation Date. As of the Separation Date, Ms. Dutra hereby resigns from any position she holds with MoneyGram and/or its parent, subsidiary or affiliate companies.

2. Release of Claims by Ms. Dutra. In consideration for the receipt of the payments and other benefits described in this Agreement, to which Ms. Dutra understands and acknowledges she may not otherwise be entitled without executing this Agreement, Ms. Dutra hereby releases and forever discharges MoneyGram, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from the following:

2.1	All claims arising out of or relating to Ms. Dutra’s employment with MoneyGram and/or Ms. Dutra’s separation from that employment.

2.2	All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

2.3	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

2.4	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Ms. Dutra’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

2.5	All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites.

2.6	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

2.7	All claims for attorneys’ fees, costs, and interest except for those arising from Section 7 of the Special Severance Plan.

MoneyGram acknowledges and agrees, however, that Ms. Dutra does not release any claims that the law does not allow to be waived by private agreement or any claims that may arise after the date on which Ms. Dutra signs this Agreement.

3. Payments and Benefits. Specifically in consideration of the release of claims in this Agreement, and only if (a) Ms. Dutra signs this Agreement and does not rescind or revoke it as outlined in Section 10; (b) Ms. Dutra does not resign her employment prior to the Separation Date; (c) MoneyGram does not terminate Ms. Dutra for Cause (as that term is defined in the Special Severance Plan) at any time on or before the Separation Date; and (d) Ms. Dutra signs the attached Exhibit A on the Separation Date and does not rescind or revoke it as outlined in Section 6 of Exhibit A, MoneyGram shall make the following payments and provide the following benefits to Ms. Dutra:

3.1	Severance. A payment in the amount of $467,717.00, less any and all applicable voluntary and required withholdings, representing salary severance, and a payment in the amount of $758,130.00, less any and all applicable and voluntary and required withholdings, representing bonus severance. Ms. Dutra acknowledges and agrees that the salary severance and bonus severance amounts set forth above are subject to final determination by Ernst & Young LLP (“Ernst”) which is the Accounting Firm for both the Severance Plan and the Special Severance Plan. Ms. Dutra further acknowledges and agrees that to satisfy the requirements of Section 409A of the Internal Revenue Code, the salary severance and bonus severance payments above shall be made on the first business day of the seventh month following Ms. Dutra’s separation from service. For purposes of this Agreement, “separation from service” shall have the meaning set forth in Section 409A of the Internal Revenue Code.

3.2	Management and Line of Business Incentive Plan Payment. Provided MoneyGram achieves the requisite criteria to issue an award for 2009 under the Management and Line of Business Incentive Plan (“Plan”), and Provided that MoneyGram in fact issues a Plan award for 2009 to Plan participants, Ms. Dutra will be eligible to receive a Plan award for 2009 which shall be prorated based on the Separation Date. To satisfy the requirements of Section 409A of the Internal Revenue Code, any award under the Plan shall be made on the first business day of the seventh month following Ms. Dutra’s separation from service. This payment shall not be subject to the provisions of Section 13 of the Special Severance Plan.

3.3	Medical and Dental Coverage. Following the Separation Date, MoneyGram will continue to provide Ms. Dutra with medical and dental coverage from October 1, 2009 through March 31, 2011, and Ms. Dutra shall be required to pay no more for such coverage than she would have been required to pay had she continued active employment with MoneyGram during that period. MoneyGram will reimburse Ms. Dutra for the tax cost, if any, arising from income imputed to her due to the provision of this coverage. Reimbursement for tax cost payable during the first six months following the Separation Date shall be delayed to the first day of the seventh month following the Separation Date to satisfy the requirements of section 409A of the Internal Revenue Code.

3.4	Life Insurance. Ms. Dutra will continue to receive basic life insurance coverage through March 31, 2011 on the same terms as if she were still employed by MoneyGram. MoneyGram will reimburse Ms. Dutra for the tax cost, if any, arising from income imputed to her due to the provision of this coverage. Reimbursement for tax cost payable during the first six months following the Separation Date shall be delayed to the first day of the seventh month following the Separation Date to satisfy the requirements of section 409A of the Internal Revenue Code. Further, to the extent that Ms. Dutra’s right to life insurance coverage set forth above (or reimbursements for the cost of such coverage, as applicable) is taxable to Ms. Dutra, she shall pay for such coverage for the first six months following the Separation Date and shall be reimbursed for such payments on the first day of the seventh month following the Separation Date to satisfy the requirements of section 409A of the Internal Revenue Code.

3.5	Special Retirement Benefits. Ms. Dutra or her beneficiaries shall be paid special retirement benefits under the MoneyGram Supplemental Pension Plan (“SERP”) as and when Ms. Dutra or such beneficiaries become entitled to benefits under the SERP, equal to the excess of (i) the retirement benefits that would be payable to Ms. Dutra or such beneficiaries under the SERP if Ms. Dutra’s employment had continued through March 24, 2011 (the “Severance Period”), assuming all of her accrued benefits under the SERP (including those attributable to the Severance Period) were fully vested, and her final average compensation was equal to the Deemed Final Average Compensation (as defined in the Special Severance Plan) over (ii) the total benefits actually payable to Ms. Dutra or her beneficiaries under the SERP. All such benefits will be payable pursuant to the terms and conditions of the SERP, and no additional enhancements will be made to Ms. Dutra’s SERP benefits under the terms of the SERP or otherwise.

3.6	Outplacement Services. Ms. Dutra will receive reimbursement for the cost of reasonable outplacement services for a period of two (2) years following the Separation Date, up to a maximum reimbursement of $15,000.

3.7	Other Benefits. MoneyGram will pay Ms. Dutra for all vacation that is accrued and unused as of the Separation Date. Payment for accrued and unused vacation shall be made as soon as practicable following the Separation Date. Ms. Dutra will receive financial counseling benefits pursuant to Section 6(b)(iv) of the Special Severance Plan. Further, to the extent that Ms. Dutra’s right to financial counseling benefits (or reimbursements for the cost of such benefits, as applicable) is taxable to Ms. Dutra, she shall pay for such financial counseling benefits for the first six months following the Separation Date and shall be reimbursed for such payments on the first day of the seventh month following the Separation Date to satisfy the requirements of section 409A of the Internal Revenue Code. Payment in lieu of the financial counseling benefits shall be delayed until the first day of the seventh month following the Separation Date or as otherwise required by Section 409A of the Internal Revenue Code.

The parties agree that these payments and benefits satisfy any and all of MoneyGram’s obligations under the Severance Plan and the Special Severance Plan. Ms. Dutra shall have no right to any additional or further payments or benefits pursuant to the Severance Plan, the Special Severance Plan or otherwise, except as expressly set forth in Section 4 below.

In the event it should be determined that any of the payments made hereunder to Ms. Dutra would be subject to an Excise Tax, then Ms. Dutra shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Ms. Dutra of all taxes (and any interest and penalties imposed with respect thereto as a direct result of any Underpayment as determined under the Severance Plan or Special Severance Plan or any other action or inaction of MoneyGram, but not any interest and penalties imposed as a direct result of Ms. Dutra’s failure to timely remit taxes) and Excise Tax imposed upon the Gross-Up Payment, Ms. Dutra will retain an amount of the Gross-Up Payment equal to the Excise Tax that his been imposed. The parties’ rights and obligations with respect to any Gross-Up Payment shall be determined pursuant to and conditioned upon compliance with the terms of Section 7 of the Special Severance Plan.

4. Other Benefit Coverages after Separation Date. Ms. Dutra’s other benefit coverages not addressed in Section 3 above are affected as follows:

4.1	Ms. Dutra’s participation in the MoneyGram International, Inc. 401(k) Program (“401(k) Program”) and MoneyGram’s matching obligation under the 401(k) Program will cease as of the Separation Date, and any distribution of the 401(k) Program’s funds will be in accordance with the provisions of the 401(k) Program.

4.2	The MoneyGram Pension Plan was frozen effective December 31, 2003. Funds due to Ms. Dutra under the MoneyGram Pension Plan, if any, will be distributed to Ms. Dutra in accordance with the provisions of the MoneyGram Pension Plan.

4.3	Ms. Dutra’s business travel accident, short-term disability and long-term disability coverages will cease as of the Separation Date. Shortly following the Separation Date, Ms. Dutra will receive information regarding the option, if any, for conversion of Ms. Dutra’s group long-term disability coverage to individual coverage which such conversion, if any, shall be at Ms. Dutra’s sole expense.

4.4	Ms. Dutra may possess exercisable Viad Corp. and/or MoneyGram International, Inc. Stock Option rights. Ms. Dutra agrees to observe MoneyGram’s policy on insider trading and will not purchase or sell MoneyGram stock while in possession of inside information, or prior to the next window period that begins at or after Ms. Dutra’s Separation Date. All such rights must be exercised within three (3) months of Ms. Dutra’s Separation Date or they will expire. Ms. Dutra may exercise her MoneyGram International, Inc. Stock Options, if any, by contacting Carrie Shober at 952-591-3062, via the Internet (www.etrade.com/stockplans) or by contracting E*Trade at 1-800-387-2331. Ms. Dutra may exercise her Viad Corp Stock Options, if any, by contacting Debi Atkins at 602-207-5803, via the Internet (www.etrade.com/stockplans) or by contacting E*Trade at 1-800-387-2331.

4.5	Funds due Ms. Dutra, if any, under the MoneyGram International, Inc. Deferred Compensation Plan will be paid to Ms. Dutra in accordance with the provisions of that plan.

Ms. Dutra’s other benefits, if any, will be paid in accordance with the provisions of the governing document(s) for those benefits.

5. No Change of Control. The parties acknowledge and agree that for all purposes, there has been no change of control (or change in control) of MoneyGram. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that there has been no “Change of Control” as defined in the Severance Plan or “Change in Control” as defined the SERP, and that Ms. Dutra is not entitled to any payments or benefits under either the Severance plan or the SERP or any other payments, benefits, or rights that would arise as a result of any change of control (or change in control) now or at any time in the future.

6. Claims Involving MoneyGram. Ms. Dutra warrants that she has not instituted, filed or caused others to file or institute any charge, complaint or action against any Released Party. Ms. Dutra warrants that, to the full extent permitted by law, she will not file or institute any charge, complaint or action against any Released Party with respect to any matters arising before or on the date Ms. Dutra signs this Agreement. Ms. Dutra will not recommend or suggest to any potential claimants or employees of MoneyGram or their attorneys or agents that they initiate claims or lawsuits against any Released Party, nor will Ms. Dutra voluntarily aid, assist, or cooperate with any claimants or employees of MoneyGram or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against any Released Party; provided, however, that nothing in this paragraph will be construed to prevent Ms. Dutra from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving any Released Party. Further, this Agreement does not purport to limit any right Ms. Dutra may have to file a charge under any civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages or other relief under any civil rights statute.

7. Post-Employment Restrictions and Obligations. Ms. Dutra understands, acknowledges and agrees that she continues to be bound by the post-employment restrictions and other obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Ms. Dutra and MoneyGram.

8. Non-Disparagement. Ms. Dutra hereby acknowledges that she is not aware of any acts or practices of any Released Party that she knows or believes to be unlawful or unethical. Ms. Dutra agrees not to express any derogatory or damaging statements about any Released Party, the management of MoneyGram or MoneyGram’s business condition in any public way or to anyone who could make these statements public. Ms. Dutra understands and acknowledges that this non-disparagement provision is a material inducement to MoneyGram to the making of this Agreement and that if Ms. Dutra breaches this provision, MoneyGram will be entitled to pursue its legal and equitable remedies, including without limitation, the right to recover damages (including but not limited to any amounts paid and/or owing under this Agreement) and to seek injunctive relief. It is understood and acknowledged that nothing in this Section 8 will be construed to prevent Ms. Dutra from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

9. Time to Consider Agreement. Ms. Dutra understands and acknowledges that she may take twenty-one (21) calendar days to decide whether to sign this Agreement (“Consideration Period”). Ms. Dutra represents that if she signs this Agreement before the expiration of the Consideration Period, it is because she has decided that she does not need any additional time to decide whether to sign this Agreement. Ms. Dutra further agrees that any changes, material or otherwise, made to this Agreement do not restart or affect in any manner the original Consideration Period.

10. Right to Rescind or Revoke. Ms. Dutra understands and acknowledges that she has fifteen (15) days to revoke the release of any claims under the Age Discrimination in Employment Act (“ADEA”) and/or the Minnesota Human Rights Act (“MHRA”). Ms. Dutra understands and acknowledges that if she wishes to revoke the above-referenced release of claims under the ADEA and/or the MHRA after she has signed this Agreement, the revocation must be in writing and hand-delivered or mailed to MoneyGram. If hand-delivered to MoneyGram, the revocation must be: (a) addressed and delivered to Cindy Stemper, Executive Vice President, Human Resources & Corporate Services, MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, MN 55416, within the fifteen-day period. If mailed to MoneyGram, the revocation must be: (a) postmarked within the fifteen-day period; (b) addressed to Cindy Stemper, Executive Vice President, Human Resources & Corporate Services, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. 1010 Minneapolis, MN 55416; and (c) sent by certified mail, return receipt requested. In the event that Ms. Dutra provides a timely revocation pursuant to this Section 10, MoneyGram may, in its sole discretion, (a) void this Agreement in its entirety, or (b) void the release of Ms. Dutra’s ADEA and/or MHRA claims but enforce the remainder of this Agreement according to its terms.

11. Return of Equipment. Unless otherwise noted in this Agreement, Ms. Dutra shall, prior to or on the Separation Date, diligently locate all of MoneyGram’s property within her possession and return to MoneyGram all of MoneyGram’s property and information within her possession. Such property includes, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, Blackberries, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to MoneyGram and any and all copies thereof. Moreover, Ms. Dutra is strictly prohibited from destroying, obliterating or altering any of MoneyGram’s property covered by this section, and Ms. Dutra is strictly prohibited from making copies, or directing copies to herself through e-mail or other transmission, of any of MoneyGram’s property covered by this section. After the Separation Date, Ms. Dutra agrees to promptly respond to any reasonable request by MoneyGram to return MoneyGram property in her possession and/or control, and Ms. Dutra further agrees that should she later discover any MoneyGram property in her possession and/or control, she will promptly return it to MoneyGram without a specific request by MoneyGram to do so.

12. Reasonable Requests; Indemnification.

12.1.	Ms. Dutra will make herself available to MoneyGram either by telephone or, if MoneyGram believes necessary, in person upon reasonable request and notice, to assist MoneyGram in connection with any matter relating to services performed by her on behalf of MoneyGram prior to the Separation Date. Ms. Dutra further agrees that she will cooperate fully with MoneyGram in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of MoneyGram, its directors, shareholders, officers, or employees, including, but not limited to, appearing in person to act as a witness with respect to such claims. Ms. Dutra will cooperate in connection with such claims or actions including, without limitation, making herself available in person to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, investigation, proceeding or other inquiry, and to act and appear as a witness in connection with any litigation or other legal proceeding affecting MoneyGram.

12.2	Ms. Dutra further agrees that should she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to MoneyGram in connection with any claims or legal proceedings, she will promptly notify MoneyGram of that fact in writing, but in no event later than within three (3) calendar days after she is contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

12.3	MoneyGram agrees that, to the extent not prohibited by law, it shall defend, utilizing counsel of MoneyGram’s choosing, and fully indemnify Ms. Dutra in any action, suit, claim or proceeding, whether actual, threatened, pending or completed, whether judicial, administrative or investigative, whether Ms. Dutra or MoneyGram or both are named or the subject matter thereof, arising out of Ms. Dutra’s performance of services for MoneyGram, to the full extent provided under the articles, bylaws, or any other governing document of MoneyGram or under applicable law.

13. Press Release and Other Communications. MoneyGram will prepare a communications plan regarding Ms. Dutra’s separation from MoneyGram. Ms. Dutra agrees that she will not make any verbal or written comments with respect to her separation from MoneyGram except in accordance with the communications plan.

14. Full Compensation. Ms. Dutra agrees that the payments made and other consideration provided by MoneyGram under this Agreement constitute full compensation for and extinguish all of Ms. Dutra’s actual or potential claims, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief.

15. No Admission of Wrongdoing. Ms. Dutra understands, acknowledges and agrees that this Agreement does not constitute an admission that MoneyGram has violated any local ordinance, state or federal statute, or principle of common law, or that MoneyGram has engaged in any improper or unlawful conduct or wrongdoing against Ms. Dutra. Ms. Dutra agrees that she will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that MoneyGram has engaged in any wrongdoing.

16. Authority. Ms. Dutra represents and warrants that she has the authority to enter into this Agreement and that no causes of action, claims, or demands released pursuant to this Agreement have been assigned to any person or entity not a party to this Agreement.

17. Right to Consult with Attorney. Ms. Dutra acknowledges that, by virtue of being presented with this Agreement, Ms. Dutra has hereby been advised in writing and is fully aware of her right to consult with an attorney of her own choosing for the purpose of determining whether to sign this Agreement.

18. Knowing and Voluntary Action. Ms. Dutra acknowledges that she has had a full opportunity to consider this Agreement and to ask any questions that she may have concerning this Agreement. Ms. Dutra acknowledges that in deciding whether to sign this Agreement, she has not relied upon any statements made by MoneyGram or its agents, other than the statements made in this Agreement and in any MoneyGram benefit plans in which Ms. Dutra is a participant. Ms. Dutra further acknowledges that she has not relied on any legal, tax or accounting advice from MoneyGram or its agents, except to the extent required pursuant to Section 3 of this Agreement and/or Section 7 of the Special Severance Plan.

19. Entire Agreement. Except as expressly stated to the contrary in this Agreement, this Agreement (including Exhibit A hereto) and the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Ms. Dutra and MoneyGram constitute the entire agreement of the parties with respect to Ms. Dutra’s employment with MoneyGram and Ms. Dutra’s separation from employment with MoneyGram. Except as expressly stated to the contrary in this Agreement, Ms. Dutra shall have no further rights, to payments, benefits, or otherwise, under the Severance Plan, the Special Severance Plan or any other MoneyGram agreement or plan.

20. Miscellaneous Provisions.

20.1	No modification or waiver of any provision hereof will be binding on any party unless in writing and signed by the parties hereto.

20.2	The invalidity or unenforceability of any particular provision hereof will not affect the other provisions of this Agreement, and this Agreement is to be construed in all respects as if such invalid or unenforceable provision(s) were omitted.

20.3	This Agreement is binding on and will inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

20.4	This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this subparagraph being null and void), provided however, that MoneyGram may, without prior consent, freely assign this Agreement to any successor in interest to MoneyGram or any affiliate by merger, consolidation, reorganization or otherwise by operation of law.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

22. Governing Law. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts, of the State of Delaware.

23. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and sent via Certified Mail, Return Receipt Requested and addressed as follows:

If to Ms. Dutra:

Mary A. Dutra
8935 St. Croix Road
Woodbury MN 55125

If to MoneyGram:

MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis MN 55416
Attn: Executive Vice President, Human Resources & Corporate Services

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

Mary A. Dutra

Date:

MoneyGram International, Inc.

By:

Its:

Date:

[THIS IS THE SIGNATURE PAGE TO THE SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS BETWEEN THE ABOVE-REFERENCED PARTIES]

EXHIBIT A TO SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
SUPPLEMENTAL RELEASE OF CLAIMS

[TO BE SIGNED ON THE SEPARATION DATE]

In exchange for the promises contained in the Confidential Separation Agreement and Release of Claims (“Agreement”) to which this Exhibit A is attached and incorporated into by reference, Mary A. Dutra (“Ms. Dutra”), and MoneyGram International, Inc. a Delaware corporation, and its predecessors, successors, affiliates, subsidiaries and related companies (“MoneyGram”) hereby enter into this Supplemental Release of Claims (“Release”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

1. Return of Equipment. Pursuant to Section 11 of the Agreement, Ms. Dutra has returned all of MoneyGram’s property and information within Ms. Dutra’s possession, and has not retained any copies of such property.

2. Release of Claims by Ms. Dutra. In consideration for the receipt of the payments and other benefits described in the Agreement, to which Ms. Dutra understands and acknowledges she may not otherwise be entitled without executing this Release, Ms. Dutra hereby releases and forever discharges MoneyGram, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from the following:

2.1	All claims arising out of or relating to Ms. Dutra’s employment with MoneyGram and/or Ms. Dutra’s separation from that employment.

2.2	All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

2.3	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

2.4	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Ms. Dutra’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

2.5	All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites.

2.6	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

2.7	All claims for attorneys’ fees, costs, and interest except for those arising from Section 7 of the Special Severance Plan.

Employer acknowledges and understands, however, that Ms. Dutra does not release any claims that the law does not allow to be waived by private agreement or any claims that may arise after the date on which Ms. Dutra signs this Release.

3. Claims Involving MoneyGram. Ms. Dutra warrants that she has not instituted, filed or caused others to file or institute any charge, complaint or action against any Released Party. Ms. Dutra warrants that, to the full extent permitted by law, she will not file or institute any charge, complaint or action against any Released Party with respect to any matters arising before or on the date Ms. Dutra signs this Release. Ms. Dutra will not recommend or suggest to any potential claimants or employees of MoneyGram or their attorneys or agents that they initiate claims or lawsuits against any Released Party, nor will Ms. Dutra voluntarily aid, assist, or cooperate with any claimants or employees of MoneyGram or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against any Released Party; provided, however, that nothing in this paragraph will be construed to prevent Ms. Dutra from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving any Released Party. Further, this Release does not purport to limit any right Ms. Dutra may have to file a charge under any civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages or other relief under any civil rights statute.

4. Post-Employment Restrictions and Obligations. Ms. Dutra understands, acknowledges and agrees that she continues to be by the post-employment restrictions and other obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Ms. Dutra and MoneyGram.

5. Time to Consider Release. Ms. Dutra understands and acknowledges that she may take twenty-one (21) calendar days to decide whether to sign this Release (“Release Consideration Period”). Ms. Dutra represents that if Ms. Dutra signs this Release before the expiration of the Release Consideration Period, it is because Ms. Dutra has decided that Ms. Dutra does not need any additional time to decide whether to sign this Release. Ms. Dutra further agrees that any changes, material or otherwise, made to this Release do not restart or affect in any manner the original Release Consideration period.

6. Right to Rescind or Revoke. Ms. Dutra understands and acknowledges that she has fifteen (15) days to revoke the release of any claims under the Age Discrimination in Employment Act (“ADEA”) and/or the Minnesota Human Rights Act (“MHRA”). Ms. Dutra understands and acknowledges that if she wishes to revoke the above-referenced release of claims under the ADEA and/or the MHRA after she has signed this Release, the revocation must be in writing and hand-delivered or mailed to MoneyGram. If hand-delivered to MoneyGram, the revocation must be: (a) addressed and delivered to Cindy Stemper, Executive Vice President, Human Resources & Corporate Services, MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, MN 55416, within the fifteen-day period. If mailed to MoneyGram, the revocation must be: (a) postmarked within the fifteen-day period; (b) addressed to Cindy Stemper, Executive Vice President, Human Resources & Corporate Services, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. 1010 Minneapolis, MN 55416; and (c) sent by certified mail, return receipt requested. In the event that Ms. Dutra provides a timely revocation pursuant to this Section 6, MoneyGram may, in its sole discretion, (a) void this Release in its entirety, or (b) void the release of Ms. Dutra’s ADEA and/or MHRA claims but enforce the remainder of this Release according to its terms.

7. Authority. Ms. Dutra represents and warrants that Ms. Dutra has the authority to enter into this Release and that no causes of action, claims, or demands released pursuant to this Release have been assigned to any person or entity not a party to this Release.

8. Right to Consult with Attorney. Ms. Dutra acknowledges that, by virtue of being presented with this Release, Ms. Dutra has been advised in writing and is fully aware of Ms. Dutra’s right to consult with an attorney of Ms. Dutra’s own choosing for the purpose of determining whether to sign this Release.

9. Knowing and Voluntary Action. Ms. Dutra acknowledges that she has had a full opportunity to consider this Release and to ask any questions that she may have concerning this Release. Ms. Dutra acknowledges that in deciding whether to sign this Release, she has not relied upon any statements made by MoneyGram or its agents, other than the statements made in this Release and in any MoneyGram benefit plans in which Ms. Dutra is a participant. Ms. Dutra further acknowledges that she has not relied on any legal, tax or accounting advice from MoneyGram or its agents except to the extent required pursuant to Section 7 of the Special Severance Plan.

10. Miscellaneous Provisions.

10.1	No modification or waiver of any provision hereof will be binding on any party unless in writing and signed by the parties hereto.

10.2	The invalidity or unenforceability of any particular provision hereof will not affect the other provisions of this Release, and this Release is to be construed in all respects as if such invalid or unenforceable provision(s) were omitted.

10.3	This Release is binding on and will inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

10.4	This Release may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this subparagraph being null and void), provided however, that MoneyGram may, without prior consent, freely assign this Release to any successor in interest to MoneyGram or any affiliate by merger, consolidation, reorganization or otherwise by operation of law.

11. Counterparts. This Release may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12. Governing Law. This Release will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Release will be governed by, the internal laws, and not the law of conflicts, of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Release on the dates indicated at their respective signatures below.

Dated:	By: Mary A. Dutra
Dated:	MoneyGram International, Inc.
By: Cindy J. Stemper

Its: Executive Vice President,
Human Resources & Corp. Services

[THIS IS THE SIGNATURE PAGE TO THE

SUPPLEMENTAL RELEASE OF CLAIMS BETWEEN THE ABOVE-REFERENCED PARTIES]